Exhibit 10.1
Covanta Holding Corporation
November 28, 2020

Via Personal Hand Delivery
Stephen J. Jones

    Re:     Separation Agreement

Dear Steve:

This Separation Agreement (the “Agreement”) will confirm our mutual understanding and agreements regarding your separation, individually and collectively, from Covanta Projects, LLC (“Employer”), Covanta Energy LLC and its subsidiaries (“Covanta Energy”) and Covanta Holding Corporation (“Parent”). For purposes of this Agreement, Employer, together with Parent and its direct and indirect subsidiaries, including without limitation, Covanta Energy, are referred to herein collectively as the “Covanta Companies.” Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Severance Plan for Covanta Energy LLC Senior Officers effective as of February 25, 2010 (the “Severance Plan”).

In order to effectuate a smooth transition and separation of your employment by the Employer, for good and valuable consideration, the sufficiency of which is hereby agreed to and acknowledged, you, Employer, Covanta Energy and Parent hereby agree as follows:

1.Termination of Employment and Board Membership. Pursuant to the mutual agreement of you and the Covanta Companies, effective as of October 29, 2020, you resigned from your office as President and Chief Executive Officer (“Effective Date”) and your employment by the Covanta Companies shall be deemed to be terminated effective as of November 28, 2020 (the “Termination Date”). As of the Effective Date, (i) your resignation as a member of the Board of Directors of Parent was accepted; and (ii) you ceased to hold any positions as an officer with any of the Covanta Companies, including without limitation, Parent, or as a director, member or manager of any of Covanta Companies.
2.Final Compensation. As soon as administratively practicable after the Termination Date, as required by applicable law, Employer shall pay you all accrued but unpaid wages, any earned but unused vacation days, subject to standard payroll deductions and withholdings, and any previously unreimbursed business expenses incurred on behalf of the Covanta Companies, subject to the presentation of documentation therefor in accordance with Covanta Energy’s regular reimbursement procedures and practices. Any personal advances due to outstanding business-related expenses will be deducted from the cash amounts otherwise due to you hereunder. For the avoidance of doubt, such final compensation payments shall be equal to the following:
(a)Unpaid wages for the pay period beginning on November 21, 2020 and ending on November 28, 2020 in the amount of $17,307.70; and
(b)Accrued and unused paid time off of 206.7 hours (40 hours carryover from 2019 and 166.7 hours unused for 2020), and equivalent to $89,437.49.
3.Full Payment. You hereby acknowledge that the payments and arrangements set forth in this Agreement constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with Employer and the termination thereof.
4.Severance Payments.
(a)Following the termination of your employment by the Covanta Companies, you shall be entitled to receive salary continuation payments, based upon your annual salary of $900,000 as of the Termination Date, for a period of twenty-four (24) months, payable in cash in bi-weekly installments (each such installment, a “Severance Payment”) pursuant to and subject to the conditions set forth in the Severance Plan (as modified by this Agreement to comply with Section 409A of the Internal Revenue Code (“Section 409A”) and subject to your performance of your obligations pursuant to this Agreement, including, without limitation, under Section 12; provided, however, that such Severance Payments will not commence until after the expiration of the Revocation Period (as defined below) (with the first payment to include a catch-up for amounts that would have been payable during the Revocation Period had Severance Payments started on the first payroll date following the Termination Date). Notwithstanding the foregoing, if any of the Severance Payments are treated as “non-qualified deferred compensation” under Section 409A, then if such Severance Payments could commence in more than one taxable year depending on when the Release (as defined below) is executed (regardless of when the Release is actually executed), then such payments and benefits that otherwise would have been payable in the calendar year in which the Termination Date occurs shall be withheld and shall instead be payable on the first payroll date in the calendar year immediately following the calendar year in which the Termination Date occurs (with all remaining payments to be made as if no such delay had occurred).
(b)The Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”) shall award you a non-equity incentive bonus for your performance in 2020 on a non pro-rated basis, payable in a lump sum cash payment on or before March 15, 2021. The non-equity incentive bonus for your performance in 2020 awarded pursuant to this Section 4(b) shall be equal to the general corporate multiplier approved by the Compensation Committee for 2020, multiplied by 120% of your annual base salary in 2020 of $900,000.
(c)If you recommence work with any of the Covanta Companies as an employee before all Severance Payments have been made to you or materially breach any of your obligations under this Agreement, such payments will stop as of the effective date of commencement of such work.
(d)While you may not be precluded from applying for and receiving unemployment compensation benefits, if you do receive any such benefits for the same weeks for which you are receiving Severance Payments, any amounts you receive in unemployment compensation will be deducted from the Severance Payments made to you for those weeks. In addition, the following will be deducted from your Severance Payments if received for the same weeks you are receiving Severance Payments: short-term disability (STD) and worker’s compensation benefits.
5.Benefits.
(a)Covanta Energy shall provide you with the opportunity to continue group medical and dental insurance coverage equivalent to that provided to senior officers of Covanta Energy for a period of twenty-four (24) months following the Termination Date (the “Severance Period”), pursuant to the terms of this Section 5(a). You and your dependents may make a timely election, effective as of the day after the Termination Date, to continue your group medical and dental coverage under Code Section 4980B (“COBRA”). If such a timely COBRA election is made, you shall be entitled to all medical (including prescription and vision) and dental benefits under Covanta Energy’s benefit plans as if you were still employed during such period, at the same level of benefits and at the same dollar cost to you as if you had remained an active employee if and only to the extent permitted under such plans. Covanta Energy will deduct from each Severance Payments an amount equal to the bi-weekly premium payable by similarly situated senior officers for such medical and dental coverage, to the extent you and your dependents remain eligible for COBRA continuation coverage. Any taxes required to be withheld for the portion of the bi-weekly premium for such COBRA continuation coverage that is payable by Covanta Energy will be withheld from the Severance Payments. Covanta Energy’s payment of its share of the COBRA premiums described in this Section 5(a) is subject to the performance of your obligations pursuant to this Agreement, including, without limitation, pursuant to Section 12.
(b)To the extent permitted under any of the Covanta Companies’ benefit plans, Employer shall continue to provide and you shall continue to participate in any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage for a period of 24 months following the Termination Date.  Immediately thereafter, any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage you have with the Covanta Companies will terminate.  To the extent such continuation of coverage is not permissible under any such benefit plan, your coverage under such plan will terminate as of the Termination Date and Employer shall pay to you an amount each month for a period of 24 months thereafter equal to the premium under such plan that Employer paid on your behalf for coverage under such plan immediately prior to the Termination Date (or $27.00 per month under the group accident insurance plan, $64.00 per month under the group life insurance plan and $103.00 per month under the group long-term disability plan), which Employer shall pay coincident with any payments you are scheduled to receive pursuant to Section 4(a).
(c)Notwithstanding anything to the contrary in Section 5(a), in the event that you receive or obtain benefits of the type described in Section 5(a) from another employer, then the Covanta Companies obligation to provide such benefits under this Agreement or the Severance Plan shall terminate. You hereby covenant and agree to promptly inform and notify the Covanta Companies in writing of your right to receive or obtain benefits of the type described in Section 5(a).
(d)If enrolled, you may continue or stop contributions to your Health Care Flexible Spending Account. Dependent Care Account contributions must be discontinued due to IRS regulations. Contact Sue Ryan at (862) 345-5088 for more information.
(e)Health Advocate will send you information as it relates to the status of your benefits. If you have any have questions, you can contact Customer Service at (855) 424-6400.
(f)You will be entitled to receive an employer matching contribution allocated to your account under the Covanta Energy Savings Plan (the “401(k) Plan”) with respect to your elective deferrals made in 2020 through and including the Termination Date. All amounts allocated to such account are subject to the vesting and other terms of the 401(k) Plan, which shall not be deemed to have been modified by this Agreement. You may receive a distribution of your account balance in the 401(k) Plan following the Termination Date. Information about your account balance will be sent to you by T. Rowe Price, or you may contact them at (800) 922-9945. If your account balance in the 401(k) Plan is less than $5,000, it will be distributed automatically.
(g)You shall be entitled to receive outplacement services at the Covanta Companies’ sole expense for the period that you are entitled to receive Severance Payments as provided by Lee Hecht Harrison pursuant to the program offered by the Covanta Companies.
6.Outstanding Equity Awards. As of the date of this Agreement, you hold (i) no options to purchase shares of common stock of Parent; (ii) an aggregate of 208,586 unvested restricted stock units of Parent subject to forfeiture (the “Time-Vested RSUs”) pursuant to Restricted Stock Unit Agreements dated as of March 8, 2018, March 7, 2019, and March 11, 2020 (collectively, the “Restricted Stock Unit Agreements”); (iii) an aggregate of 214,287 unvested restricted stock units of Parent at target (the “TSR RSUs”) pursuant to TSR Award Agreements dated as of March 8, 2018, March 7, 2019 and March 11, 2020 (the “TSR Award Agreements”); and (iv) an aggregate of 214,287 unvested restricted stock units of Parent at target (the “Cumulative FCF/share RSUs”) pursuant to Performance Share Award Agreements dated as of March 8, 2018, March 7, 2019 and March 11, 2020 (collectively, the “Performance Share Award Agreements”) and collectively with the Restricted Stock Unit Agreements and the TSR Award Agreements, the “Equity Award Agreements”). The following sets forth the treatment of your outstanding Equity Award Agreements:

(a)Amendment of Restricted Stock Unit Agreements. Notwithstanding anything to the contrary in the Restricted Stock Unit Agreements, effective as of the Termination Date, the Restricted Stock Unit Agreements shall be amended hereby to allow continued vesting of the Time-Vested RSUs in accordance with the terms of each of the respective Restricted Stock Unit Agreements as if you were still an employee of the Company, provided that you continue to comply with all terms, conditions and continuing obligations thereunder and hereunder.
(b)TSR Award Agreements. Notwithstanding anything to the contrary in the TSR Equity Award Agreements, effective as of the Termination Date, the Restricted Stock Unit Agreements shall be amended hereby to allow you to continue to hold the TSR RSUs and to allow continued vesting of the TSR RSUs in accordance with the terms of each of the respective TSR Equity Award Agreements as if you were still an employee of the Company, provided that you continue to comply with all terms, conditions and continuing obligations thereunder and hereunder.
(c)Performance Share Award Agreements. Notwithstanding anything to the contrary in the Performance Share Award Agreements, effective as of the Termination Date, the Performance Share Award Agreements shall be amended hereby to allow you to continue to hold the Cumulative FCF/share RSUs and to allow continued vesting of the FCF/share RSUs in accordance with the terms of each of the respective Performance Share Award Agreements as if you were still an employee of the Company, provided that you continue to comply with all terms, conditions and continuing obligations thereunder and hereunder.
7.Employee Confidential Disclosure Agreement. The Employee Confidential Disclosure Agreement in the form attached hereto as Exhibit A (the “Employee Confidential Disclosure Agreement”), which Confidential Disclosure Agreement is expressly incorporated by reference herein and made a part hereof.
8.Release.
(a)By executing this Agreement, you hereby, on your own behalf and on behalf of your agents, representatives, assigns, heirs, executors and administrators (collectively, the “Employee Releasors”) fully and unconditionally release, remise, acquit and forever discharge each of the Covanta Companies and each of their respective officers, directors, shareholders, managers, members, agents, employees, attorneys, successors and assigns (collectively, the “Covanta Releasees”) from any and all claims, causes of action, charges, complaints, demands, costs, rights, losses, damages and other liability whatsoever, known or unknown (collectively, the “Claims”), which you have or may have against any Covanta Releasee arising on or prior to the date you execute this Agreement, including any Claims arising under or in connection with your employment with, or termination of employment from, any and all of the Covanta Companies or your relationship with any of the Covanta Companies, dismissal, redundancy, wrongful termination, breach of contract, fraud, deceit, negligence, misrepresentation, defamation, disability, discrimination of any type, unlawful deduction from wages, breach of rights or entitlements under the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act of 1990, the United States Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964,

42 U.S.C. §1981, the laws of the state of New Jersey, the laws of the United States, and any workers’ compensation or disability claims or any other federal, state, local, foreign, common or other law, other than the Excluded Claims (as defined below). You further agree that you will not file or permit to be filed on your behalf any such Claim and represent and warrant that you have not instituted any such Claim or assigned or transferred any such Claim to any person or entity, in any manner, including by subrogation, operation of law or otherwise. Notwithstanding the preceding sentence or any other provision of this Agreement, this Agreement is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any Claim you believe you may have against any of the Covanta Companies. However, by executing this Agreement, you hereby waive the right to recover in any proceeding you may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on your behalf. In addition, you agree to waive any rights you may have under any other agreement with any of the Covanta Companies. Notwithstanding the preceding two sentences or any other provision hereof, this Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, and punitive damages. For purposes of this Agreement, the term “Excluded Claims” means claims (i) to enforce any of your rights under or pursuant to this Agreement, (ii) for indemnification by the Covanta Companies arising under or in connection with your position as an officer and/or employee of the Covanta Companies, subject to your entitlement to indemnification under applicable law, the Covanta Companies constating documents and any indemnification agreement you may have entered into with any of the Covanta Companies, (iii) any claims that may arise and relate to facts occurring after the Termination Date, and (iv) with respect to your employment with a Covanta Company prior to the Termination Date, claims for benefits accrued by and payable to you under the terms and conditions of any employee benefit plan of a Covanta Company in which you were a participant prior to your Termination Date and which remain due and payable in accordance with the terms of such plan, as in effect from time to time.
(b)You recognize that the Release (as hereinafter defined) of the Covanta Releasees is a condition to the payment of monies, benefits and treatment of equity awards set forth in this Agreement under the Severance Plan and the payment of monies, benefits and treatment of equity awards set forth in this Agreement constitute consideration for this Release and you agree that you will not seek anything further from any Covanta Releasee in connection with the foregoing release. You recognize that you are bound by this Agreement and that anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate, is also bound. This Agreement is made for the benefit of the Covanta Releasees, including the individuals and entities collectively described herein, as well as all who succeed to their rights and responsibilities, such as the successors and assigns of the corporate entities, and the heirs and executors of the estates of the individuals collectively referred to herein as Covanta Releasees.
9.Legal Representation; Voluntary Execution. You are strongly encouraged to consult an attorney regarding this Agreement. You hereby acknowledge that you are entering into this Agreement voluntarily and, by your act of signing below, you agree to all of the terms and conditions of this Agreement and intend to be legally bound hereby.

10.Acknowledgement of Your Rights to Consider and Revoke the Release. You understand, agree and acknowledge that:
(a)you have been advised and encouraged by the Covanta Companies to have this Agreement reviewed by legal counsel of your own choosing and you have been given ample time to do so prior to signing this Agreement;
(b)you have been provided at least twenty one (21) days to consider this Agreement and to decide whether to agree to the terms contained herein;
(c)you have the right to revoke the release set forth in Section 8 of this Agreement (the “Release”) during the seven (7) day period following the date you sign this Agreement (the “Revocation Period”) by giving written notice of such revocation to Timothy J. Simpson, at 445 South Avenue, Morristown, NJ 07960 on or prior to the seventh day after the date you sign this Agreement and, if you exercise your right to revoke the Release, you will forfeit your right to receive any of the Severance Benefits;
(d)No payments other than those required pursuant to Section 2 hereof shall be paid to you until at least eight (8) days after you sign this Agreement and will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof;
(e)the Covanta Companies’ payments with respect to your COBRA premium provided herein will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof; and
(f)by signing this Agreement, you represent that you fully understand the terms and conditions of this Agreement and you intend to be legally bound by them.
11.No Detriment or Disparagement.
(a)During the Severance Period, you shall not (i) engage or intentionally cause or direct others to engage in any act detrimental to any of the Covanta Companies, any of their officers, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations or (ii) make or intentionally cause or direct others to make any written or oral statement that disparages or tends to disparage any of the Covanta Companies, any of their officers, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations. For the avoidance of doubt, nothing in this Agreement precludes you from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process or making any statement necessary to enforce this Agreement or to make any claims which accrue after the date of this Agreement.
(b)During the Severance Period the Covanta Companies shall not and shall instruct its officers, directors and managers not to (i) engage or intentionally cause or direct others to engage in any act detrimental to you or your business relations or (ii) make or intentionally cause or direct others to make any written or oral statement that disparages or tends to disparage you or your business relations.

12.Post-Employment Covenants. You understand and agree that, in consideration for the Covanta Companies’ execution of this Agreement and the offer of monies and other benefits to you hereunder, you expressly acknowledge and shall comply with each of the following covenants, which shall supersede all other post-employment covenants to which you may have agreed with the Covanta Companies in any other agreement but the consideration for which in such other agreements is acknowledged and agreed to be applicable to the post employment covenants set forth herein:
(a)Confidential and Trade Secret Information. You hereby acknowledge that, during and solely as a result of your employment by the Covanta Companies or affiliates, you have received and will continue to receive special training and education with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Covanta Companies and vital to the success of the Covanta Companies’ business and other related matters. In consideration of such special and unique opportunities afforded to you as a result of your employment and the grant of Restricted Stock Units, you hereby agree to be bound by and acknowledge the reasonableness of the following covenants, which are specifically relied upon by the Covanta Companies in entering into the Equity Award Agreements and as a condition to the grant of the Restricted Stock Units. You acknowledge and agree that each of the individual provisions of this Section 12 constitutes your separate and distinct obligation to the Covanta Companies, individually enforceable against you.
(b)Covenant Not to Compete. For a period of twenty-four (24) months following the Termination Date, unless permitted by the Covanta Companies, you shall not, without the written consent of the board of directors of Parent, in any form or any manner, directly or indirectly, on your own behalf or in combination with others, become engaged in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Exchange Act, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation or other entity) or provide services to any business which renders services or sells products, or proposes to render services or sell products, that compete with the Business of the Covanta Companies within the United States and any foreign country in which the Covanta Companies conducts any aspect of the Business during the term of this Agreement. For purposes of this Agreement, the term “Business” shall mean the development, ownership and/or operation of businesses engaged in waste-to-energy and waste management and/or waste procurement. Notwithstanding the foregoing, you are permitted to work for any business that owns or operates independent power generation projects or that provides services to competitors or customers of the Covanta Companies, so long as such business, as determined in the good faith judgment of the Board, does not compete with the Business of the Covanta Companies.
(c)Covenant Not to Solicit Employees. For a period of twenty-four (24) months following the Termination Date, unless permitted by the Covanta Companies, you agree and covenant that you shall not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Covanta Companies (whether for your own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employee of the Covanta Companies who was employed by the Covanta Companies during the twenty four (24) month period prior to your Termination Date to work for you, any affiliate of yours or any competitor of the Covanta Companies, nor shall you otherwise attempt to interfere (to the Covanta Companies’ detriment) in the relationship between the Covanta Companies and any such employees.
(d)Covenant Not to Solicit Customers. For a period of twenty-four (24) months following the Termination Date, you agree and covenant that you shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of the Covanta Companies for the purpose of competing with the Business. For purposes of this Agreement, the term “Customer” shall mean and refer to each person, entity, municipality or other governmental entity that has a contract with or is actively being solicited by the Covanta Companies to deliver waste, receive services or purchase energy during the twenty four (24) months prior to the Termination Date.
(e)Covenant of Confidentiality. For a period five (5) years after the Termination Date, you shall not in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for your personal benefit or for the benefit of any competitor of the Covanta Companies any Confidential Information as such term is defined in and such obligations are provided in that certain Employee Confidential Disclosure Agreement in the form attached hereto as Exhibit A and incorporated by reference herein.
(f)Return of Property. On the Termination Date, you shall promptly deliver to the Covanta Companies all electronic equipment, correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Covanta Companies’ Customers, marketing strategies, products or processes which contain any Confidential Information; provided, however, that you shall be permitted to retain the laptop computer, smartphone and tablet currently in your possession after all of the Covanta Companies’ information shall have been removed from such items and the Covanta Companies shall not provide or reimburse you for any data or other services related to such items after the Termination Date.
(g)Assignment of Inventions. Any and all writings, inventions, improvements, processes, procedures and/or techniques now or hereafter acquired, made, conceived, discovered or developed by you, either solely or jointly with any other person or persons, whether or not during working hours and whether or not at the request or upon the suggestion of the Covanta Companies, which relate to or are useful in connection with any Business now or hereafter carried on or contemplated by the Covanta Companies, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Covanta Companies. You shall make full disclosure to the Covanta Companies of all such writings, inventions, improvements, processes, procedures, techniques, or any other material of a proprietary nature, including, without limitation, any ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or other intellectual property whether or not patentable or copyrightable and specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (collectively, “Inventions”), made, conceived or first reduced to practice by you solely or jointly with others while employed by the Covanta Companies and which relate to or result from the actual or anticipated business, work, research or investigation of the Covanta Companies or which are suggested by or result from any task assigned to or performed by you for the Covanta Companies; and you shall do everything necessary or desirable to vest the absolute title thereto in the Covanta Companies. You shall write and prepare all descriptions, specifications and procedures regarding the Inventions as may be required by the Covanta Companies to protect the Covanta Companies’ rights in and to the Inventions, and otherwise aid and assist the Covanta Companies so that the Covanta Companies can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Covanta Companies shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. You will, at the Covanta Companies request, execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Covanta Companies. The Covanta Companies’ rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after the Termination Date. You agree to lend such assistance as you may be able, at the Covanta Companies request in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Covanta Companies to be reasonably necessary. The Covanta Companies, in their sole discretion, may agree to pay you a reasonable fee to defray any costs or time incurred by you in providing such assistance. You shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
(h)Equitable Remedies. In the event that you breach any of the terms or conditions set forth in this Section 12 (collectively, the “Restrictive Covenants”), you stipulate that such breach will result in immediate and irreparable harm to the business and goodwill of the Covanta Companies and that damages, if any, and remedies at law for such breach would be inadequate. The Covanta Companies shall therefore be entitled to seek for and receive from any court of competent jurisdiction a temporary restraining order, preliminary and permanent injunctive relief and/or an order for specific performance to protect its rights and interests and to restrain any violation of this Agreement or any of the Equity Award Agreements and such further relief as the court may deem just and proper, each without the necessity of posting bond. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys’ fees) of the prevailing party. The Covanta Companies may elect to seek such remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Covanta Companies from seeking any remedies in another situation. Such action by the Covanta Companies shall not constitute a waiver of any of its rights.

(i)Continuing Obligation. As of the Termination Date, your obligations, duties and liabilities pursuant to Sections 12(a), 12(b), 12(c), 12(d) and 12(e) of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event, and at the moment, you breach any of the terms, duties or obligations contained in Sections 12(a), 12(b), 12(c), 12(d) and 12(e) of this Agreement and the respective provisions under each of the Equity Award Agreements, all of the Restricted Stock Units as to which the restrictions on transfer imposed thereon shall not have lapsed prior to such date will immediately be cancelled and forfeited.
13.Non-Admission. This Agreement does not constitute an admission by the Covanta Companies that any action taken with respect to you was wrongful, unlawful or in violation of any local, state, or federal act, statute, constitution, or common law, and the Covanta Companies specifically deny any such wrongdoing or violation. You shall not state or imply the contrary to any person or entity.
14.Withholding. All payments being made to you under this Agreement will be subject to withholding for federal income taxes and, where applicable, to withholding for Social Security, Medicare, unemployment compensation and state, county and city taxes.
15.Section 409A Compliance.  With respect to any benefits provided under this Agreement that are subject to Section 409A, the parties mutually intend that the terms of this Agreement comply with the terms and conditions of Section 409A and the regulations and guidance promulgated thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any amount payable under this Agreement is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Section 409A and/or the “two times two year” involuntary separation pay exception under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after your “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following your separation from service and (ii) shall instead be paid to you (in a lump-sum cash payment or by delivery of shares of Parent’s common stock) on the earlier of (A) the first regular payroll date of the seventh month following your separation from service or (B) the 10th business day following your death (but not earlier than such payment would have been made absent such death).
16.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the court will modify such provision to the minimum extent necessary to make such provision valid and enforceable or, if that is not possible, the court will strike such provision from this Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the force, effect, and validity of the remaining provisions of this Agreement; provided, however, that Section 8 of this Agreement shall be deemed to be an essential term of this Agreement and, to the extent such Section is deemed invalid or unenforceable, in whole or in part, the remainder of this Agreement will be enforceable, if at all, solely at the Covanta Companies’ option.
17.Authority. The individual signing this Agreement on behalf of Covanta Holding Corporation, Covanta Energy LLC, and Covanta Projects LLC hereby represents, warrants and agrees that he has all requisite power and authority to enter into this Agreement and this Agreement is a valid and binding obligation of each of the Covanta Companies enforceable against the Covanta Companies in accordance with its terms.
18.Amendment. This Agreement cannot be amended, modified, waived, discharged or terminated, except in a writing signed both by you and a duly authorized representative of the Covanta Companies.
19.Entire Agreement. This Agreement, collectively with the Employee Confidential Disclosure Agreement, the Severance Plan, the Equity Award Agreements and the equity award plans pursuant to which such equity awards were granted and any indemnification agreements with any of the Covanta Companies, contain the entire agreement between you and the Covanta Companies with respect to the subject matter hereof and shall supersede all other prior and contemporaneous agreements and understandings with respect to such subject matter.
20.Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic signature), each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
21.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to conflicts of laws provisions thereof.
22.Successors and Assigns. The Covanta Companies shall each be jointly and severally liable to all obligations owed to you pursuant to this Agreement. This Agreement shall be binding upon you and the Covanta Companies and shall inure to the benefit of each such party and their successors and assigns, and shall be binding upon you, your heirs and personal representatives. None of your rights or obligations hereunder may be assigned or delegated, except that in the event of your death or disability, any of your rights hereunder shall be transferred to your estate or personal representative, as the case may be. The Covanta Companies may not assign any of their rights and obligations under this Agreement in whole or in part to affiliates of Parent without your prior consent. Any entity into which any of the Covanta Companies is merged, or with which the any of the Covanta Companies is consolidated, or which acquires the business of the Covanta Companies shall be deemed to be a successor of the Employer, Covanta Energy or Parent for purposes hereof, as the case may be; provided, such entity shall acknowledge and agree in writing to be bound by this Agreement to honor the obligations of the Covanta Companies pursuant to this Agreement.

23.Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the date sent), or by confirmed facsimile transmission with a hard copy deposited in first class mail the same day or the following day, with a copy by email, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to the Employer or the Covanta Companies:

Covanta Energy LLC
445 South Street
Morristown, NJ 07960
Attn: President and CEO
Telephone Number: (862) 345-5277
Facsimile Number: (862) 345-5010

With a copy to:

Covanta Energy LLC
445 South Street
Morristown, NJ 07960
Attn: General Counsel
Telephone Number: (862) 345-5372
Facsimile Number: (862) 345-5140
Email: Tkenyon@covanta.com

And to:

David S. Stone, Esq.
Neal, Gerber & Eisenberg LLP
2 North LaSalle Street
Suite 1700
Chicago, IL 60602
Telephone Number: (312) 269-8411
Facsimile Number: (312) 578-1796
Email: dstone@nge.com

If to Executive:

Stephen Jones

    With a copy to:

Thomas K. Johnson, II
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Telephone Number: (215) 994-2756
Facsimile Number: (215) 655-2756
E-mail: thomas.johnson@dechert.com

24.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be subject to arbitration in accordance with the procedures set forth in the Severance Plan.
[SIGNATURE PAGE FOLLOWS]

    You may formally accept the terms of this Agreement by signing below on or after the Effective Date and returning it to Mr. Simpson.

Very truly yours,

Covanta Holding Corporation

By: _/s/ Timothy J. Simpson_______
Timothy J. Simpson
Executive Vice President

Covanta Energy LLC

By: _/s/ Timothy J. Simpson_______
Timothy J. Simpson
Executive Vice President

Covanta Projects, LLC

By: _/s/ Timothy J. Simpson_______
Timothy J. Simpson
Executive Vice President

I acknowledge that I have read and understand and agree to all the terms of this Agreement and further acknowledge that I have had the opportunity to review it with an attorney and that I have signed this Agreement on or after my Effective Date.

Dated:    ___November 28, 2020____    By: ____/s/ Stephen Jones____________
Stephen Jones

EXHIBIT A

EMPLOYEE CONFIDENTIAL DISCLOSURE AGREEMENT

EMPLOYEE CONFIDENTIAL DISCLOSURE AGREEMENT

In connection with the scope of my employment with Covanta Holding Corporation (“Covanta”) or an affiliate thereof, I acknowledge that certain information deemed by Covanta to be confidential or proprietary in nature, including trade secrets (collectively, the "Confidential Information"), of Covanta and its subsidiaries and affiliates (collectively, the "Covanta Affiliates") will be disclosed directly or indirectly to me. Such Confidential Information allows Covanta Affiliates to compete advantageously for business and to perform their duties and obligations on favorable terms and includes, but is not limited to, (a) financial information and performance information, however measured, of Covanta Affiliates of their respective assets, (b) information concerning facilities designed, constructed or operated by Covanta Affiliates, as well as processes, product equipment or apparatus embodied in such facilities or used in the design or construction thereof, (c) estimating, pricing and bidding practices and customer contracts of Covanta Affiliates, (d) the particular qualifications and methods of organization of the personnel of Covanta Affiliates, (e) projects, and particularly problems and resolutions encountered in such projects, in which Covanta Affiliates have worked or bid, (f) marketing plans and/or strategic plans of Covanta Affiliates, (g) information, of any type, of others as to which Covanta Affiliates have an obligation of confidential treatment, (h) customers, suppliers, partners and potential partners of Covanta Affiliates and (i) any other information maintained in trust and confidence by Covanta Affiliates, the knowledge of which by any person, firm, corporation or other business entity not affiliated with Covanta Affiliates may detrimentally affect any Covanta Affiliate. In consideration of, and as a condition to, my continued employment with Covanta, I agree to strictly adhere to the obligations set forth below:

1.    I will not, at any time during, or during the five (5) years following termination of, my employment, without the written consent of Covanta publish, make available or disclose to any person, firm, corporation or other entity (other than Covanta Affiliates) any Confidential Information, nor will I duplicate or use, directly or indirectly, the Confidential Information for purposes other than the business purposes of Covanta Affiliates.

2.    I agree that all Confidential Information, including drawings, specifications, sketches, blueprints, reports, memoranda, computer printouts and other documents, whether in printed, graphic, film, tape, disc or other recorded form, delivered to me, acquired by me or developed by me, and arising out of my employment shall be the sole and exclusive property of Covanta, regardless of whether such items contain or constitute Confidential Information. Upon termination of my employment for any reason whatsoever, whether by Covanta or by me, I will deliver to Covanta immediately all copies of such documents and I shall not retain copies or excerpts of any such documents whether prepared by me or delivered to me or made available to me during the course of my employment. I shall not use any such documents for purposes other than the business purposes of Covanta Affiliates.

3.    I agree that no right or license is granted to me by Covanta to use the Confidential Information.

4.    I agree to notify Covanta promptly of any developments or inventions relating to the business interests of Covanta Affiliates and, without limitation, any developments or inventions arising out of, or in connection with, the Confidential Information. I agree that any developments or inventions created by me during the course of my employment by Covanta shall be the sole and exclusive property of Covanta and I further agree to execute, or cause to be executed, any and all patent applications, assignments or other instruments reasonably required by Covanta to transfer, vest and retain in Covanta title and exclusive right to any and all such inventions and developments without any further consideration to be imparted to me by Covanta. It is understood that Covanta shall have full right to exercise its discretion in deciding whether such developments or inventions shall be patented. It is further understood that Covanta shall bear all costs and fees in connection with the protection of such developments or inventions.

5.    For purposes of this Agreement, Confidential Information does not include information that:

(a)    at the time of disclosure to me is in the public domain or public knowledge;

(b)    after disclosure to me becomes part of the public domain or public knowledge by publication or otherwise, except by breach of this Agreement by me;

(c)    I can establish by competent written proof was in my possession at the time of disclosure to me and was not acquired, directly or indirectly, from Covanta Affiliates; or

(d)    I lawfully receive from any person, firm, corporation or other entity (other than Covanta Affiliates), provided, however, that such information was not obtained by such person, firm, corporation or entity directly or indirectly from any Covanta Affiliate or any predecessor licensee of the Martin technology pursuant to a Confidential Disclosure Agreement or unlawfully.

6.    My obligations under this Agreement will continue for a period of five (5) years from termination of my services for Covanta.

___/s/ Stephen Jones_______      DATED: __November 28, 2020____________
(Signature)

EMPLOYEE:___Stephen Jones______
(Print Name)

ACCEPTED AND AGREED TO BY:
Covanta Holding Corporation

By: ____/s/ Timothy J. Simpson___________
Title: Executive Vice President